                                                                    Exhibit 4.7D

                                  [LIPMAN LOGO]

                       LIPMAN ELECTRONIC ENGINEERING LTD.
                            2006 SHARE INCENTIVE PLAN

     1. Purposes of the Plan. This Plan, which shall be known as the Lipman
Electronic Engineering Ltd. 2006 Share Incentive Plan, is intended to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and
Consultants, and to promote the success of the business of the Company by providing such persons with Awards of Options, Share Appreciation Rights and/or
Restricted Shares. Options granted under the Plan to (a) Service Providers subject to Israeli tax law may contain such terms as will qualify them for special tax treatment under Amended Section 102 of the Israeli Income Tax
Ordinance, or may be granted as 3(I) Options under Section 3(I) of the Ordinance
(as defined below); (b) Service Providers subject to the tax laws of the United
States may be Incentive Stock Options or Nonstatutory Stock Options (as defined below); or (c) Employees or Service Providers subject to the tax laws of any jurisdiction other than Israel or the United States may be granted pursuant to the applicable tax laws of such jurisdiction; all as determined by the Board at the time of grant.

     2. Definitions. As used in this Plan, the following definitions shall apply:

          (a) "3(I) Option" means an Option, which is subject to taxation pursuant to Section 3(I) of the Ordinance.

          (b) "102 Capital Gains Track" means the tax alternative set forth in
Amended Section 102(b)(2) of the Ordinance pursuant to which, a portion of the income resulting from the sale or transfer from the Trustee of Shares derived from Awards granted pursuant to the Plan is taxed as a capital gain.

          (c) "102 Capital Gains Track Award" means an Award qualifying for the special tax treatment under the 102 Capital Gains Track set forth in Amended
Section 102 of the Ordinance, specifically subsection (b)(2) thereof.

          (d) "Amended Section 102" shall mean the provisions of Section 102 of the Ordinance, as amended by the Law Amending the Income Tax Ordinance (Number
132) 2002, effective January 1, 2003.

          (e) "Applicable Laws" means the requirements relating to the creation, existence, and administration of equity plans under Israeli corporate and securities laws, U.S. state corporate laws, U.S. federal and state securities laws, the Code, the Ordinance, any stock exchange or quotation system on which the Ordinary Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted and/or Ordinary Shares are issued under the Plan.

          (f) "Award" means any Option, Share Appreciation Right or Restricted
Shares granted under the Plan.

          (g) "Award Agreement" means a written or electronic agreement between the Company and a participant evidencing the terms and conditions of an individual Award granted under the Plan. An Award Agreement is subject to the terms and conditions of the Plan.

          (h) "Board" means the board of directors of the Company.

          (i) "Code" means the United States Internal Revenue Code of 1986, as mended.

          (j) "Company" means Lipman Electronic Engineering Ltd., an Israeli company, together with any Subsidiary existing from time to time.

          (k) "Consultant" means any person or corporate or other entity which is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

          (l) "Director" means a member of the board of directors of the Company or of any Subsidiary.

          (m) "Disability" means the inability of the Optionee, in the opinion of qualified physician acceptable to the Company, to perform the major duties of the Optionee's position with the Company because of the sickness or injury of the Optionee.

          (n) "Employee" means any natural person who is an employee of the
Company or of any Parent or Subsidiary. An Award recipient shall not cease to be an Employee in the case of (i) any leave of absence approved in advance by the
Company or (ii) a transfer between locations of the Company or between the
Company, its Parent, any Subsidiary, or any successor. Neither service as a
Director nor payment of a director's fee by the Company, or both, shall be sufficient to constitute "employment" by the Company.

          (o) "Exchange Act" means the United States Securities Exchange Act of
1934, as amended.

          (p) "Fair Market Value" means, as of any date, the value of Ordinary
Shares determined as follows:

               (i) For Ordinary Shares listed on any established stock exchange or a national market system, including without limitation the NASDAQ or the Tel
Aviv Stock Exchange, the closing sales price therefore (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of grant, as reported in The Wall Street Journal or such other source as the Board deems reliable;

               (ii) If the Ordinary Shares are regularly quoted by a recognized securities dealer, but selling prices are not reported, Fair Market Value shall be the mean between the high bid and low asked prices therefore on the last market trading day prior to such date; or

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               (iii) In the absence of an established market for Ordinary
Shares, the Fair Market Value thereof shall be determined in good faith by the
Board.

          (q) "Incentive Stock Option" means an Option granted under U.S. tax laws which is intended to qualify as an incentive stock option within the meaning of Code Section 422.

          (r) "Nonstatutory Stock Option" means an Option granted under U.S. tax laws which does not qualify as an Incentive Stock Option.

          (s) "Officer" means a person who is an officer of the Company or a
Subsidiary.

          (t) "Option" means a stock option granted pursuant to the Plan.

          (u) "Optionee" means the holder of an outstanding Award granted under the Plan.

          (v) "Ordinance" means the Israeli Income Tax Ordinance (New Version)
1961, as amended, and the Rules.

          (w) "Ordinary Shares" means ordinary shares of Lipman Electronic
Engineering Ltd.

          (x) "Parent" means any corporation (other than the employer corporation) in an unbroken chain of corporations ending with the employer corporation if, at the time of the granting of the Award, each of the corporations other than the employer corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (y) "Plan" means this 2006 Share Incentive Plan, as the same may be amended from time to time.

          (z) "Required Holding Period" means the requisite period prescribed by the Ordinance, particularly Amended Section 102 thereof, or such other period as may be required by the Israeli Income Tax Authorities, during which the Trustee must hold an Award or the Shares acquired upon the exercise thereof, if applicable.

          (aa) "Rules" means the rules, regulations, orders or procedures promulgated under the Ordinance, including specifically those which are ultimately promulgated in connection with the Law Amending the Income Tax
Ordinance (Number 132) 2002.

          (bb) "Restricted Shares" means Shares granted to a participant pursuant to Section 13.

          (cc) "Service Provider" means an Employee, Officer, Director or
Consultant.

                                      -3-

          (dd) "Share" means an Ordinary Share, as adjusted in accordance with
Section 14 below.

          (ee) "Share Appreciation Right" or "SAR" means a right granted to a participant under Section 12.

          (ff) "Subsidiary" means any corporation (other than the employer corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of the granting of the Award, each of the corporations other than the last corporations in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (gg) "Treasury Regulations" means the most current permanent, temporary, proposed, and proposed and temporary, regulations of the United
States Treasury Department under the Code, as amended.

          (hh) "Trustee" means a trustee nominated by the company and approved by the Israeli tax authorities in accordance with Section 102 of the
     Ordinance.

     3. Stock Subject to the Plan. Subject to the provisions of Section 14 hereunder, the maximum aggregate number of Shares which may be issued or sold under this Plan is two million (2,000,000) Shares. The Shares may be authorized but unissued, or reacquired, Ordinary Shares.

     If an Option or SAR expires or becomes unexercisable without having been exercised in full, the Shares which were subject thereto shall become available for future grant or sale under the Plan. However, Shares that have actually been issued under the Plan upon exercise of an Option or SAR, shall not be returned to the Plan and shall not become available for future distribution under this
Plan. Restricted Shares that are forfeited to, or repurchased by, the Company prior to the lapse of the restrictions thereon shall become available for future grant or sale under the Plan.

     4. Administration of the Plan.

          (a) Administration. The Plan shall be administered by the Board or, subject to Applicable Laws, a committee of the Board. All references in the Plan to the Board shall include a committee of the Board if authorized by the Board.

          (b) Powers of the Board. Subject to the provisions of the Plan, and subject to the approval of any relevant authorities, the Board shall have the authority in its discretion to:

               (i) determine the Fair Market Value;

               (ii) select the Service Providers to whom Awards may from time to time be granted hereunder;

               (iii) determine the number of Shares to be covered by each such grant hereunder and the exercise price, base price or purchase price per share, as applicable;

                                      -4-

               (iv) approve forms of Award Agreement for use under the Plan;

               (v) determine, alter and adjust the terms and conditions of any
Award granted hereunder including without limitation to accelerate the right of a participant to exercise in whole or in part Options or SARs granted under the
Plan, to accelerate the vesting of any Restricted Shares or to reprice the exercise price of an Option or the base price of an SAR granted under the Plan;
and

               (vi) construe, interpret, alter, revise or otherwise adjust the terms of the Plan and any Award Agreement as may be required by Applicable Laws of local or foreign jurisdictions, or otherwise, and determine any other matter which is necessary or desirable for, or incidental to, the administration of the
Plan.

          (c) Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Award recipients.

          (d) No Liability of Board. No member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the
Plan or any Award granted thereunder. Subject to the provisions of Applicable
Law, each member of the Board shall be indemnified and held harmless by the
Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Certificate of Incorporation, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

     5. Eligibility.

          (a) With respect to Awards, which are granted subject to the
Ordinance, 102 Capital Gains Track Awards may be granted only to Employees,
Officers and Directors; Options and SARs granted to other Service Providers may be granted pursuant to Section 3(I) of the Ordinance. Notwithstanding the
foregoing, 102 Capital Gains Track Awards may not be granted to Employees,
Officers or Directors who are "controlling shareholders", as defined in the
Ordinance. With respect to Options which are granted subject to the Code, Non statutory Stock Options may be granted to Service Providers, and Incentive Stock
Options may be granted only to Employees.

          (b) The type of Option granted shall be identified and designated in the Award Agreement.

          (c) Notwithstanding the designation of an Option as an Incentive Stock
Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any
Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Non statutory Stock Options. For purposes of this Section 5(c), Incentive Stock
Options shall be taken into account in the order in which they were granted. The

                                      -5-

Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

          (d) SARs and Restricted Shares may be granted to Service Providers.

          (e) Neither the Plan nor any Award shall confer upon any Award recipient any right to continue the Award recipient's relationship as a Service
Provider with the Company, nor shall it be construed to impose any obligation on the Company to continue the Award recipient's relationship with the Company as a
Service Provider, nor shall it interfere in any way with the Company's right to terminate such relationship at any time, with or without Cause (as hereinafter defined). The vesting of an Award pursuant to the vesting schedule set forth in the Award Agreement is earned only by continuing as a Service Provider at the will of the Company, not through the act of being hired, being granted an Option or Restricted Shares or acquiring Shares. In the event that an Award Recipient ceases to be a Service Provider with the Company, the unvested portion of his or her Options and SARs shall not vest and shall not become exercisable and the unvested portion of his or her Restricted Shares shall be forfeited to the
Company.

     6. Terms and Conditions of Awards

          (a) Terms and Conditions of 102 Capital Gains Track Awards.

               (i) Effectiveness of 102 Capital Gains Track Awards. In no event shall a 102 Capital Gains Track Award be granted prior to the expiration of a period of thirty (30) days following submission to the Israeli Tax Commissioner of the Company's (i) election to use the Capital Gains Track pursuant to Amended
Section 102, (ii) request for approval of the Plan, and (iii) request for approval of the Trustee.

               (ii) Delivery to Trustee; Release by Trustee. Each 102 Capital
Gains Track Award granted to an Optionee and each certificate for Shares acquired pursuant to the exercise thereof, if applicable, shall be issued to, and registered in the name of, a Trustee and shall be held in trust for the benefit of the Optionee (the "Trust") for the Required Holding Period. After
termination of the Required Holding Period, the Trustee may release such 102
Capital Gains Track Award and any such Shares, provided that (A) the Trustee has received an acknowledgment from the Israeli Income Tax Authority that the
Optionee has paid any applicable tax due pursuant to the Ordinance; (B) the
Trustee withholds any applicable tax due pursuant to the Ordinance; or (C) the
Company undertakes to the Trustee that it will deduct any applicable tax from the salary of those Optionees who are employees or former employees of the
Company, in accordance with an approval received from the Income Tax Authority, if so required. The Trustee shall not release any 102 Capital Gains Track Award or Shares issued upon exercise of such Award, if applicable, prior to the full payment of the Optionee's tax liabilities.

               (iii) Compliance with 102 Capital Gains Track. Each 102 Capital
Gains Track Award shall be subject to the terms of the 102 Capital Gains Track of Amended Section 102, which shall be deemed an integral part of the 102
Capital Gains Track Award and which shall prevail over any term contained in the
Plan or Award Agreement which is not consistent

                                      -6-

therewith. Any provision of the 102 Capital Gains Track and any approvals by the
Income Tax Commissioner not expressly specified in the Plan or Award Agreement which are necessary to receive or maintain any tax benefit pursuant to the 102
Capital Gains Track shall be binding on the Optionee. In addition, 102 Capital
Gains Track Awards shall be subject to the following:

                    (1) The Trustee and the Optionee granted a 102 Capital Gains
Track Award shall comply with the Ordinance, and the terms and conditions of the
Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the Ordinance specifically includes compliance with the Rules. Further, the Optionee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and, particularly, the Rules.

                    (2) Upon receipt of a 102 Capital Gains Track Award, the
Optionee shall sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to this Plan, such Option or any shares acquired upon the exercise thereof. In addition, the Optionee shall sign an undertaking, according which he/she is familiar with the terms and conditions of Section 102 of the Ordinance, the
Rules, and the trust agreement signed between the Trustee and the Company, and agrees to be bound by it, all as required under such Section 102 and the Rules.

               (iv) Method of Exercise of 102 Capital Gains Track Awards.
Exercise of a 102 Capital Gains Track Award shall be by written notice to the
Company, which must state the election to exercise the Award, the number of
Awards being exercised, or whole Shares for which the Option is being exercised, as applicable, and such other representations and agreements as to the
Optionee's investment intent with respect to such Shares as may be required pursuant to the provisions of the Award Agreement. The written notice must be signed by the Optionee, and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company, the Controller of the Company or the legal counsel of the
Company, or other authorized representative of the Company, prior to the termination of the Award. The exercise of a 102 Capital Gains Track Award must be accompanied by full payment of the aggregate exercise price, if applicable, in a form authorized by the Plan for the number of Shares being purchased. The
Company shall provide notice to the Trustee of the exercise of a 102 Capital
Gains Track Award in accordance with the requirements of Amended Section 102.

               (v) Restrictions on Transfer of Shares. Shares resulting from the exercise of 102 Capital Gains Track Award shall not be released from the Trust before the completion of the Required Holding Period. Notwithstanding the
foregoing, the Trustee may, pursuant to a written request, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (A) payment has been rendered to the tax authorities of all taxes required to be paid upon the release and transfer of the shares, and confirmation of such payment has been received by the Trustee and (B) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company's corporate documents, the Plan, the Award Agreement and any applicable law.

                                      -7-

               (vi) Meeting of Shareholders. Following the exercise of any 102
Capital Gains Track Award, the Optionee shall have all of the rights of a shareholder; provided, however, that as long as such exercised Shares are held by the Trustee, the voting rights at the Company's general meeting attached to such Shares will remain with the Trustee. However, the Trustee shall not exercise such voting rights at general meetings. The Trustee shall not be required to notify the Optionee of any Shares held in the Trust, of any meeting of the Company's shareholders.

          (b) Grants Made Under Section 3(i). The Board may choose to deposit the Options or SARs granted pursuant to Section 3(i) with a trustee. In such event, the trustee shall hold such Options or SARs in trust for the benefit of the Optionees, until exercised by the Optionee, pursuant to the Company's instructions from time to time. If determined by the Board and subject to the consent of the Trustee, the Trustee shall be responsible for withholding any taxes for which an Optionee may become liable upon the exercise of Awards.

     7. Term of Plan. The Plan shall become effective upon its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10)
years unless sooner terminated under Section 16 hereunder.

     8. Term of Option. The term of each Option shall be stated in the Award
Agreement; provided, however, that the term shall be no more than seven (7)
years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

     9. Option Exercise Price and Consideration.

          (a) Unless otherwise provided by the Board, the per share exercise price for each Share to be issued upon exercise of an Option, including the method of payment, shall be its Fair Market Value, as determined by the Board, but shall be subject to the following:

               (i) In the case of an Incentive Stock Option:

                    (1) granted to an Employee who at the time of such grant
owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                    (2) Granted to an Employee other than an Employee described in immediately preceding subsection (1), the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

               (ii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction, as permitted by the relevant provisions of the Code or of the Treasury Regulations.

                                      -8-

          (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of (1) cash, (2) check, (3)
Shares (including through withholding of Shares deliverable upon exercise of an
Option), or (4) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Board shall consider whether acceptance of such consideration may be reasonably expected to benefit the Company.

     10. Exercise of Option.

          (a) Procedure for Exercise. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Board and set forth in the Award Agreement.
Options granted to Employees, Officers, Directors and Consultants shall become exercisable at a rate determined by the Board at the date of grant. Unless the
Board provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

               (i) Exercise and Payment for Shares. An Option shall be deemed exercised when the Company receives: (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (B) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Board and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Award shall be issued in the name of the Optionee, the Trustee if applicable, or, if requested by the
Optionee, in the name of the Optionee and his or her spouse.

               (ii) Rights as a Shareholder. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to such
Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right the record date for which is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

               (iii) Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the
Plan and for sale under the Option, by the number of Shares as to which the
Option is exercised.

               (iv) Shares issued upon exercise of a 102 Capital Gains Track
Award during the required Holding Period shall be issued in the name of the
Trustee for the benefit of the Optionee. The Trustee shall have no rights to equity participation as to the Shares held in escrow.

          (b) Termination of Relationship as a Service Provider. If an Optionee
ceases to be a Service Provider, unless due to such Optionee's death or
Disability, or unless the Optionee is terminated for "Cause", as defined below, such Optionee may exercise his Option within such period of time as is specified in the Award Agreement to the extent that the Option is

                                      -9-

vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for one (1) year, following the Optionee's termination; provided, however, that notwithstanding the above, Incentive Stock Options shall remain exercisable for three (3) months following the Optionee's termination and not one year. If, on the date of termination, the Optionee is not vested as to his entire Option, the
Shares covered by the unvested portion of the Option shall revert to the Plan.
If, after termination, the Optionee does not exercise his Option within the time specified by the Board, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

               (i) Cause. If an Optionee is terminated for Cause, then Options which were previously granted shall not vest, and Options which had vested shall no longer be exercisable and shall no longer be of any force or effect, immediately upon termination of the Optionee for Cause. Unless otherwise determined by the Board, Cause shall mean any of the following: (A) an act of dishonesty towards the Company; (B) Optionee's conviction of a felony, unless the Board of Directors of the Company (without the attendance or voting of the
Optionee, (if applicable) reasonably determines that such conviction will not adversely affect the Company or any of its Subsidiaries or its reputation or the ability of the Optionee to effectively serve the Company or any of its
Subsidiaries; (C) Optionee's serious misconduct related to the Company or any of its Subsidiaries; or (D) Optionee's continued violations of his employment or service duties for a period of at least 30 days after he has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Optionee has not substantially performed his duties.

               (ii) For purposes of this Plan, "termination" (whether or not for
Cause) shall be deemed to occur on the earlier of the date on which the Company or the Optionee, as the case may be, gives notice of the Optionee's cessation to be a Service Provider, and the date on which Optionee actually effectively ceases to be a Service Provider.

          (c) Disability of Optionee. If an Optionee ceases to be a Service
Provider as a result of the Optionee's Disability, the Optionee may exercise his
Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award
Agreement). In the absence of a specified time in the Award Agreement, the
Option shall remain exercisable for one (1) year following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his Option within the time specified herein, the Option shall terminate, and the
Shares covered by such Option shall revert to the Plan.

          (d) Death of Optionee. If an Optionee dies while a Service Provider, the Optionee's Option may be exercised within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such
Option as set forth in the Award Agreement) by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance.
In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for one (1) year following the Optionee's termination If, at the time of death, the Optionee is not

                                      -10-

vested as to the entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the
Shares covered by such Option shall revert to the Plan.

          (e) Buyout Provisions. The Board may at any time and from time to time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Board shall establish and communicate to the Optionee at the time that such offer is made. No such offer shall obligate such Optionee to relinquish his Option.

     11. Non-Transferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner whatsoever other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. The restrictions set forth in this Section 11 shall not apply in the case of the buy out of an Option pursuant to Section 10(e) above.

     12. Share Appreciation Rights. The Board is authorized to grant SARs to participants on the following terms and conditions:

          (a) Right to Payment. A SAR shall confer on the participant to whom it is granted a right to receive, upon exercise thereof, in Shares the excess of
(i) the Fair Market Value of one Share on the date of exercise over (ii) the base price of the SAR as determined by the Board, which base price shall be not less than the Fair Market Value of a Share on the date of grant of such SAR.

          (b) Other Terms. The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered to participants, if applicable, whether or not a SAR shall be free-standing or in tandem or combination with any other
Award, and the maximum term of an SAR, which in no event shall exceed a period of seven (7) years from the date of grant. Unless the Board determines otherwise, the terms and provisions of this Plan shall apply to SARs, Mutatis
Mutandis.

          (c) SARs granted to Israeli Employees shall be subject to the provisions of Section 102 of the Ordinance and the Rules, and may be granted pursuant to the 102 Capital Gains Track and any ruling that may be obtained from the Israeli tax authorities this matter, as detailed in Section 6 hereof.

          (d) Non-Transferability of SARs. SARs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner whatsoever other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient.

     13. Restricted Shares. The Board is authorized to grant Restricted Shares on the following terms and conditions:

                                      -11-

          (a) Grant and Restrictions. Restricted Shares shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Board may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Board may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement, a participant granted
Restricted Shares shall have all of the rights of a shareholder, including the right to vote the Restricted Shares and the right to receive dividends thereon
(subject to any mandatory reinvestment or other requirement imposed by the
Board). Unless the Board determines otherwise, the terms and provisions of this
Plan shall apply to Restricted Shares, Mutatis Mutandis.

          (b) Purchase Price. The Board shall require the payment of lawful consideration for Restricted Shares to the extent necessary to satisfy the requirements of Applicable Laws and may otherwise require payment of additional consideration for Restricted Shares as it may determine.

          (c) Forfeiture. Except as otherwise determined by the Board, upon termination of employment or service during the applicable restriction period,
Restricted Shares that are at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Board may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will lapse in whole or in part, including in the event of terminations resulting from specified causes.

          (d) Certificates for Stock. Restricted Shares granted under the Plan may be evidenced in such manner as the Board shall determine. If certificates representing Restricted Shares are registered in the name of the participant, the Board may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such
Restricted Shares, that the Company retain physical possession of the certificates, and that the participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

          (e) Dividends and Splits. As a condition to the grant of an Award of
Restricted Shares, the Board may require that any dividends paid on a share of
Restricted Shares shall be either (i) paid with respect to such Restricted
Shares at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (ii) automatically reinvested in additional Restricted Shares or held in kind, which shall be subject to the same terms as applied to the original Restricted Shares to which it relates, or (iii) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in Shares, subject to such terms as the Board shall determine.
Unless otherwise determined by the Board, Shares distributed in connection with a split or dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the
Restricted Shares with respect to which such Shares or other property has been distributed.

                                      -12-

          (c) Restricted Shares granted to Israeli Employees shall be subject to the provisions of Section 102 of the Ordinance and the Rules, and may be granted pursuant to the 102 Capital Gains Track, as detailed in Section 6 hereof.

     14. Changes in Capitalization; Merger, Acquisition or Asset Sale.

          (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number and the price per share of Ordinary
Shares covered by each outstanding Option and SAR, and the number of Ordinary
Shares which have been authorized for issuance under the Plan shall be proportionately adjusted for any increase or decrease in the number of issued
Ordinary Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Ordinary Shares, or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in all respects shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an Option.

          (b) Merger, Acquisition or Asset Sale. In the event of a merger of the
Company with or into another corporation or an acquisition of all or substantially all of the shares of the Company, such that more than 50% of the outstanding voting securities of the surviving or resulting company are owned in the aggregate by persons or entities other than the shareholders of the Company, or in the event of the sale of all or substantially all of the assets of the
Company (each such event, a "Transaction"), (i) each outstanding Option shall be assumed or an equivalent option or right substituted by the successor corporation or by a Parent or Subsidiary of the successor corporation, (ii) each outstanding SAR shall be assumed or an equivalent share appreciation right substituted by the successor corporation or by a Parent or Subsidiary of the successor corporation, and (iii) each outstanding Award of Restricted Shares shall be continued or assumed or an equivalent Award substituted by the successor corporation or by a Parent or Subsidiary of the successor corporation.
In the event that the successor corporation refuses to assume or substitute for the Options, SARs or Restricted Shares, then the Board may, in its sole discretion, determine to accelerate, in full or in part, all or a portion of the
Options, SARs or Restricted Shares then outstanding. In the event that the Board determines to fully or partly accelerate Options or SARs, then the Board shall notify the Award recipient, in writing or electronically, that such Options or
SARs are exercisable to the extent accelerated for a period of ten (10) days from the date of such notice, and that any unexercised Options or SARs shall terminate upon the expiration of such period. In the event that the Board determines to fully or partly accelerate the Restricted Shares, then the Board shall notify the Award recipient, in writing or electronically, that such restrictions have been removed in connection with the Restricted Shares held by such recipient. In the event that the successor corporation refuses to assume or substitute for the Options or SARs, any unexercised Options or SARs shall terminate immediately prior to the closing of such transaction and any unvested
Restricted Shares may be forfeited by the Company, the successor corporation or by a Parent or Subsidiary of the successor corporation.

                                      -13-

     15. Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Board makes the determination granting such
Award, or such other date as is determined by the Board, as set forth in the
Award Agreement.

     16. Amendment and Termination of the Plan.

          (a) The Board may at any time amend, alter, suspend or terminate the
Plan.

          (b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Award recipient, unless mutually agreed otherwise between the recipient and the Board, which agreement must be in writing and executed by the recipient and the
Company. Termination of the Plan shall not affect the Board's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

     17. Conditions Upon Issuance of Shares - Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or SAR or the grant of
Restricted Shares unless the exercise of such Option or SAR or grant of
Restricted Shares and the issuance and delivery of such Shares shall comply with
Applicable Laws and shall be approved to counsel for the Company with respect to such compliance.

     18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     19. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     20. Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws.

     21. Information to Award Recipients. The Company shall not be required to provide to each Award recipient copies of annual financial statements or any other document unless, in the opinion of legal counsel, Applicable Law requires such disclosure.

     22. Tax Consequences. Any tax consequences arising from the grant or exercise of any Awards, from the payment for Shares covered thereby, from the grant, vesting or disposition of Restricted Shares or from any other event or act (whether of the Award recipient or of the Company or its Subsidiaries)
hereunder, shall be borne solely by the Award recipient. Furthermore, such Award recipient shall agree to indemnify the Company or Subsidiary that employs the
Award recipient, and the Trustee, if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax

                                      -14-

from any payment made to the Award recipient. Except as otherwise required by law, the Company and the Trustee, if applicable, shall not be obligated to exercise any Options or SARs on behalf of an Award recipient or issue or release from restriction any Restricted Shares until all tax consequences arising in connection therewith are resolved in a manner reasonably acceptable to the
Company and, in the case of 102 Capital Gains Track Awards, the Trustee.

     23. Miscellaneous.

          (a) Rights Deriving from Employee-Employer Relationship. Any gain or income credited or attributable to an Award recipient (or deemed as such) as a result of the grant or exercise of an Option or SAR or the grant or vesting of
Restricted Shares will not be taken into account when calculating the basis for entitlement of the Award recipient to any social rights or benefits, or any other benefits deriving from an employee-employer relationship between the Award recipient and the Company or a Subsidiary of the Company.

          (b) Multiple Agreements. The terms of each Award may differ from other
Awards granted under the Plan at the same time, or at any other time. The Board may also grant more than one Award to a given Award recipient during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Award recipient. The grant of multiple Awards may be evidenced by a single grant or multiple grants, as determined by the Board.

          (c) Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options, share appreciation rights or restricted shares otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

          (d) Construction. Whenever applicable in this Plan, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires. The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference.
Words such as "herein", "hereof", "hereto", "hereinafter", "hereby", and
"hereinabove" when used in this Plan refer to this Plan as a whole, unless otherwise required by context.

          (e) Brokerage Activity; Commissions and other Expenses. The Company, at its sole discretion, may determine that brokerage-related activity of the
Plan ("Brokerage Activity") be handled by a third party. In such a case, each
Award recipient may be required to, and if requested will, enter into an agreement with such third party regarding the Brokerage Activity in his or her
Shares. Any reasonable commissions and/or expenses arising from the exercise of any Options or SARs and/or any disposition of Shares shall be borne solely by the Award recipient.

          (f) Governing Law and Jurisdiction. The Plan shall be governed, construed and administered in accordance with the laws of the State of Israel, without giving effect to the principles of conflicts of law thereof, but shall be interpreted, to the extent possible, in order to

                                      -15-

maintain and preserve the tax treatment and tax qualifications pursuant to the
Ordinance, the Code and other applicable foreign tax laws. It is the intention of the Company that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Code. The applicable courts of Tel Aviv, Israel shall have sole jurisdiction over all matters arising in connection with any dispute or matter arising out of or connected with this Plan and the Awards granted hereunder.

                                      -16-